Exhibit 99.1

FOR IMMEDIATE RELEASE
March 15, 2004
CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bank of the South Announces Small Business Lending Division –

Spartanburg-based First National Bank of the South announced today that it has formed a small business lending division to be based in Greenville.

The division will operate under the name First National Business Capital and will specialize in originating, selling and servicing loans through the US Small Business Administration’s various loan programs. John Bickley will manage the division which will serve customers throughout the Carolinas and Georgia. Since 1991, John has managed several Greenville-based companies, providing over $250 million in financing for small business ventures. He holds a master’s degree in management from Clemson University.

Jerry L. Calvert, President and CEO, said, “We are very pleased to have John and his staff join our team. Adding this specialized lending division to our current line of commercial banking products and services further enhances our competitive advantage and gives us access to a larger customer base. We are excited to have this opportunity to become part of Greenville’s growing business community.”

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through three offices in Spartanburg County operated by its Spartanburg banking division, First National Bank of Spartanburg. The bank also offers trust and investment management services to its customers through Colonial Trust Company which has offices in Spartanburg and Greenville.

First National Bank of the South is a wholly-owned subsidiary of the bank holding company, First National Bancshares, Inc. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.